December 14, 2015

Trust for Professional Managers
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated April 26, 2010 regarding the sale of an indefinite number of shares of the Morgan Dempsey Small/Micro Cap Value Fund, a series of Trust for Professional Managers.  In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours, /s/ Godfrey & Kahn, S.C. GODFREY & KAHN, S.C.